Exhibit 23.2

CONSENT OF UHY LLP

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form F-1/F-4 of our report dated September 26, 2007, on the financial statements of Vantage Energy Services, Inc. (a corporation in the development stage) as of June 30, 2007, and the related statements of operations, stockholders’ equity and cash flows for the period from inception (September 8, 2006) to June 30, 2007, which appears in such Registration Statement. We also consent to the reference to our Firm under the caption “Experts” in such Registration Statement.

We consent to the use in this Registration Statement on Form F-1/ F-4 of our report dated December 3, 2007 related to the balance sheet of Vantage Drilling Company as of December 3, 2007, appearing in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ UHY LLP

Houston, Texas
January 23, 2008